EduLink, Inc. Announces Financing Plans

BEVERLY HILLS, CA, November 8, 2001: EduLink, Inc. (OTCBB: MYIQ) announced today that it intends to organize and raise $10 million of equity capital for a new subsidiary. The capital will be raised through a proposed private placement of minority equity interests in the subsidiary. EduLink intends to use the subsidiary as a vehicle to license for application in other markets EduLink's proprietary web-based digital information processing software originally developed for EduLink's Smart Schoolhouse TM system. In addition to providing funding for the development of the subsidiary's business, EduLink intends to use a portion of the anticipated proceeds to fund its own operations.

EduLink remains committed to its Smart Schoolhouse TM system and the education and distance learning market, even as it moves forward with the new subsidiary to exploit its underlying technology for application in other markets. The new subsidiary will offer an integrated web-based product that converts vast digital information resources into intellectual capital by optimizing an enterprise's capability to organize those resources so they can be effectively located, shared, re-used, re-purposed and delivered in accordance with specific business requirements. This product will offer both functional capabilities associated with content management systems while simultaneously providing the business driven capabilities associated with knowledge management principles of using and applying content to solve problems and to complete tasks

Michael Rosenfeld, CEO of EduLink, stated: "During our developmental phase, and prior to deploying our Smart Schoolhouse(TM) system, we took time to evaluate our options in terms of pursuing the most cost effective avenues for generating revenue, as well as the most efficient means for obtaining additional required financing. After discussions with various large domestic and international institutions and funds, we felt that a wholly-owned subsidiary organized to exploit the technology we have developed for our Smart Schoolhouse(TM) system is the most attractive vehicle to use for the purpose of obtaining the financing required by both the parent and the subsidiary. Additionally, receipt of funding for both the parent and the subsidiary through the grant of equity in the subsidiary would ostensibly not dilute the interests of our existing shareholders. It is our expectation that our subsidiary's operations will provide revenues from applications not previously anticipated, thus adding to EduLink's value without future dilution to current shareholders."

About EduLink
EduLink was founded to create a seamlessly integrated, dynamic Internet educational service. EduLink combines quality educational content which meets or exceeds national standards with an affordable service that allows every family with a home computer to participate. Simply put, EduLink is about helping children learn and assisting them in reaching their educational potential.
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Once completed, the EduLink service, called the Smart Schoolhouse TM system, will deliver to schools and homes via the Internet a nationally recognized, standards based 3rd - 12th grade curriculum with easy to use instructional programs and educational learning tools for teachers, students and parents. Additionally, EduLink will support a student assessment and comprehensive school information management and communication system.

CONTACT: The official EduLink Investor Relations Website: www.edu-link.com or call Kit Bromley at (888) 575-2494.


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Safe Harbor Statement: The matters in this press release contain forward-looking statements as defined in Section 27(A) of the Securities Act of 1933 and Section 21 (E) of the Securities Exchange Act of 1934, as amended. Such forward-looking statements and information generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," "plan," "continue" or similar terminology and involve risks and uncertainties, including but not limited to, the raising of additional capital, the acceptance of our products in the market, competition, the status of our intellectual property and our dependence on educational customers for sales of our specialized educational products. Other uncertainties related to our business and securities, which are traded on the OTC Bulletin Board, are outlined in the information and materials we file from time to time with the Securities and Exchange Commission, including but not necessarily limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
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